Exhibit 10.1

9841 Washingtonian Blvd., Suite 390

Gaithersburg, MD 20878

March 31, 2020

Nutribrands Ltda.

South Enterprise, LLC

Attention: Rodrigo Nicolau dos Santos Nogueira

[___]

Re:	Termination and Release Agreement

Dear Mr. Nogueira:

This letter agreement for the termination and release of claims and obligations by and between Verus International, Inc. (“Verus”), Nutribrands Holdings, LLC and Nutribrands Ltda. (“Nutribrands”) (“Letter Agreement”) shall (and shall be deemed to) be effective on this 31st day of March, 2020 (the “Effective Date”). Each of Verus and Nutribrands shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

Pursuant to this Letter Agreement, the Parties acknowledge and agree that: (i) all agreements between the Parties (including the October 30, 2019 Amended and Restated Operating Agreement of Nutribrands International, LLC and the Contribution and Sale Agreement of The Members of South Enterprise, LLC, South Enterprise, LLC, The Equityholders of Nutribrands, Ltda., Nutribrands, Ltda., Nutribrands Holdings, LLC, and Rodrigo Nogueira and all related ancillary agreements) are (and shall be deemed to be) terminated as of the Effective Date (the “Released Transactions”); (ii) no Party shall have any obligation to the other whatsoever, except for the terms and obligations of this Letter Agreement as of the Effective Date (the “Released Obligations”); (iii) neither Party will seek recoupment of any costs or expenses incurred by it from the other Party (the “Released Costs and Expenses”); (iv) neither Party hereto shall disparage the other Party as a result of the unwinding of the Released Transactions; and (v) the Parties shall fully and unconditionally release each other from any and all obligations whatsoever arising from the Released Transactions (the “Mutual Releases”), except for a breach of this Letter Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Released Transactions. All agreements entered into by the Parties prior to the Effective Date are (and shall be deemed) null and void, and all right, title and interest in and to such agreements shall be of no force and effect.

1 | Page

2. Released Obligations. All obligations of the Parties pursuant to the Released Transactions are (and shall be deemed) null and void and of no force and effect.

3. Nutribrands Holdings LLC. Legal entity is a Company previously and solely formed by Verus as a limited liability company under the Delaware Limited Liability Company Act, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 12, 2018. Verus is fully and 100% responsible for all obligations or any claims, past or future, related to this entity, that may arise and are not originated from the Parties of this Agreement. Verus is also obliged and fully responsible to terminate this Company as per the laws of Delaware, including all related costs. Verus will present proof of dissolution of Nutribrands Holdings LLC to Mr. Nogueira within thirty (30) days of dual execution of this Agreement.

4. Released Costs and Expenses. No Party shall have any obligation to the other Party for any obligation incurred as a result of the Released Transactions or the unwinding of the Released Transactions.

5. Nondisparagement. The Parties shall not disparage each other or speak ill of the other. Verus shall communicate to the public the termination of the Agreement with Nutribrands, in an amicable way and by mutual consent, so that Nutribrands is no longer related or linked in any form to Verus or its shareholders.

6. Nutribands´ Intangibles, Trademarks, Products and Images. Verus must exclude all signs, references, pictures and other material related to Nutribrands and its products from its own communication materials, presentations, websites, social media and any other information that Verus controls, within 5 (five) business days (with a 5 (five) day cure right upon receipt of written notice) after the signature of this Agreement. Verus acknowledges that Nutribrands has the exclusive ownership of intangible assets, including its brands, distinctive signs, list of suppliers and customers, and products.

7. Confidentiality. The Parties mutually agree to hold and maintain confidential all information from each other, such as business secrets, from and after the date of this Agreement. Each Party shall, and shall cause each of his, her or its respective Affiliates to keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any confidential or proprietary information regarding any Company, Holdings or Holdings’ Affiliates of the Parties, and the negotiations preceding this Agreement, the terms and existence of this Agreement and the Ancillary Documents and all documents and information obtained by a party from another party in connection with the Released Transactions and contemplated hereby (collectively, the “Confidential Information”) and will not use such Confidential Information for their own benefit or for the benefit of any other Person (other than the Companies and Holdings), except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain approvals from any Governmental Entity, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement and (iii) to the extent required by applicable law, provided the other Parties are given reasonable prior notice or consent thereto (including securities laws of any jurisdiction and rules and regulations of any applicable stock exchange); provided, that each Party shall be responsible for any failure of such Parties´ Affiliates to keep confidential and not directly or indirectly reveal, report, publish or disclose any Confidential Information in accordance with this Paragraph.

2 | Page

8. Mutual Release. The Parties mutually, fully and unconditionally release each other from any claims whatsoever, except a breach of the terms of this Letter Agreement.

9. Governing Law and Venue. This Letter Agreement shall be construed under the laws of the State of New York, without regard to the conflicts of laws provisions. Any action or claim arising under the terms of this Letter Agreement shall be filed and adjudicated in the federal courts of the State of New York.

10. Counterparts. This Letter agreement may be signed in one or more counterpart signatures via facsimile or other electronic communication.

The undersigned, intending to be legally bound, have dually executed this Letter Agreement, as of the Effective Date.

VERUS INTERNATIONAL, INC.

Signed:	/s/ Anshu Bhatnagar
By:	Anshu Bhatnagar, CEO
Date:	April 7, 2020

SOUTH ENTERPRISE, LLC

NUTRIBRANDS, LTDA.

Signed:	/s/ Rodrigo Nogueira
By:	Rodrigo Nogueira
Date:	April 8, 2020

3 | Page